FOR IMMEDIATE RELEASE
Contact:
Chris Smith
Eyetech Pharmaceuticals, Inc.
Public Relations & Corporate Communications
Office: (212) 824-3203
Mobile: (973) 489-5076
E-mail: chris.smith@eyetech.com
www.eyetech.com
MACUGEN® (pegaptanib sodium injection) RECEIVES POSITIVE OPINION FOR TREATMENT OF
NEOVASCULAR AGE-RELATED MACULAR DEGENERATION FROM THE EUROPEAN
MEDICINES AGENCY
NEW YORK, September 16, 2005 — Eyetech Pharmaceuticals, Inc. (NASDAQ: EYET) announced today that the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA), has issued a positive opinion recommending approval of Macugen® (pegaptanib sodium injection) for the treatment of neovascular (wet) age-related macular degeneration (neovascular AMD). The CHMP recommendation of Macugen serves as a basis for EMEA approval. The European Commission is expected to issue an authorization decision regarding the marketing of Macugen in European Union countries by the end of the year.
Macugen was approved by the U.S. Food and Drug Administration in December 2004 and by Brazilian regulatory authorities in May 2005 for use in the treatment of neovascular AMD. In May 2005, Canadian regulatory authorities approved Macugen for the treatment of subfoveal choroidal neovascularization (CNV) secondary to age-related macular degeneration. Macugen is currently available in the U.S. and Canada. Macugen applications have also been filed in twelve additional countries.

Macugen® (pegaptanib sodium injection) Receives Positive Opinion for Treatment of Neovascular Age-Related Macular Degeneration from the European Medicines Agency

Eyetech and Pfizer Inc co-promote Macugen in the United States. Eyetech has granted Pfizer the exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement.
About Macugen
Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is administered in a 0.3-mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.
For full prescribing information about Macugen, please visit www.macugen.com.
Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections.
Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique – which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) – should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.
Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.

Macugen® (pegaptanib sodium injection) Receives Positive Opinion for Treatment of Neovascular Age-Related Macular Degeneration from the European Medicines Agency

About Eyetech Pharmaceuticals, Inc.
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech’s initial focus is on diseases affecting the back of the eye. Eyetech is commercializing Macugen® (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for the treatment of diabetic macular edema and retinal vein occlusion.
Eyetech Safe Harbor Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to information arising out of clinical trial results or use by patients; approval of Macugen for use in Europe by the European authorities and acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; our dependence on third parties to manufacture Macugen; the impact of competitive products and potentially competitive product candidates; our dependence on our strategic collaboration with Pfizer; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; new information arising out of clinical trial results; successful recruitment of patients for the clinical development of Macugen in other indications; successful outcomes in the further clinical development of Macugen; and the success of Macugen’s launch generally. These and other risks are described in greater detail in the “Risk Factors” section of our most recent quarterly report on Form 10-Q filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, the pending acquisition of Eyetech by OSI Pharmaceuticals, Inc., dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.
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